Exhibit 10.125

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Resource Group US Holdings LLC, a Florida limited liability company (the “Company”), and Tristan Burnham (“Employee”), effective as of March 23, 2026 (the “Effective Date”). The Company’s ultimate parent is RenX Enterprises Corp., a Florida corporation (“Parent”). The Company and Employee are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1.	Term; Fiscal Year 2026

1.1	Term. Employee’s employment under this Agreement will commence on the Effective Date and will continue until the earlier of (a) termination of Employee’s employment in accordance with Section 8, or (b) the expiration of Fiscal Year 2026, unless extended or renewed in writing by the Company (the “Term”). The Parties acknowledge that nothing in this Agreement guarantees employment for any minimum duration, except as expressly provided in the severance provisions of Section 9 if applicable.

1.2	Definition of Fiscal Year 2026. For purposes of this Agreement, “Fiscal Year 2026” or “FY2026” means the twelve (12) month fiscal year of the Company (or, if applicable, the consolidated fiscal year of the Parent and its subsidiaries) ending on December 31st, 2026. If the Company’s fiscal year changes, references to “FY2026” will be interpreted consistently with the Company’s designated fiscal year for 2026 as determined by the Company in good faith.

1.3	At-Will Employment. Employee’s employment is “at-will.” Either Party may terminate the employment relationship at any time, with or without Cause or Good Reason (each as defined below), subject to the notice, cure (if applicable), and severance provisions of this Agreement.

2.	Position; Reporting; Duties

2.1	Position. Employee will serve as Vice President of Operations (V.P. of Operations).

2.2	Reporting. Employee will report to the Company’s CHIEF EXECUTIVE OFFICER (the “Reporting Manager”), and will work with such other executives, officers, and board members as the Company or Parent may designate from time to time.

2.3	Duties. Employee will:

●	faithfully and diligently perform the duties customarily associated with the position of Vice President of Operations for a company of similar size and stage, together with such additional duties consistent with Employee’s title and experience as the Company may reasonably assign;

●	devote substantially all working time and attention to the business of the Company and its Affiliates (as defined in Section 12.16);

●	comply with all lawful policies, codes, and procedures of the Company and its Affiliates, as in effect and as may be amended from time to time.

2.4	Authority; Fiduciary Duties. Employee will act in the best interests of the Company and its Affiliates and will not exceed authority granted by the Company. Employee acknowledges that Employee may have access to material nonpublic information and agrees to comply with all applicable insider trading policies and securities laws.

3.	Work Location; Travel

3.1	Primary Work Location. Employee’s primary work location will be Myakka City, Florida, subject to reasonable business needs and any Company policies regarding remote work and attendance.

3.2	Travel. Employee will travel as reasonably necessary to perform duties. Travel will be coordinated consistent with Company policy.

4.	Compensation

4.1	Base Salary. During the Term, Employee will be paid an annual base salary of $200,000.00 USD (the “Base Salary”), payable in accordance with the Company’s standard payroll practices and subject to applicable tax and other withholdings and authorized deductions. The Base Salary will be reviewed periodically; any adjustment will be in the Company’s discretion.

4.2	Annual Incentive Bonus (FY2026).

(a)	Target Bonus. For FY2026, Employee will be eligible to earn an annual incentive bonus with a target value equal up to thirty percent (30%) of Base Salary for FY2026 (the “FY2026 Bonus”) The FY2026 Bonus is an opportunity and not a guaranteed payment.

(b)	Performance Criteria; Milestones. The actual bonus, if any, will be based on performance milestones and timelines to be established in writing by the Company and/or Parent board of directors (or a committee thereof) (the “Board”) and set forth in an exhibit to this Agreement (or other written bonus plan documentation) substantially in the form attached as Exhibit A (Milestones and Bonus Criteria), which may be finalized and updated from time to time in the Company’s discretion. For FY2026, Exhibit A is intended to specify (i) a WRR-based “unlock” structure consisting of three (3) all-or-nothing tranches of ten percent (10%) of Base Salary each, tied to achieving and sustaining specified Weekly Recurring Revenue thresholds for four (4) consecutive weeks (approximately thirty (30) days), and (ii) an operating cadence requirement that is an all-or-nothing condition to earning or receiving any FY2026 Bonus. Any other bonus elements based on scorecard items are rememberings of potential discretionary awards only and are not earned unless and until approved by the Board in a signed writing, and will not increase the 30% cap unless the Board expressly approves an increased cap in a signed writing.

(c)	Discretion. The determination of whether milestones were achieved and the amount of any bonus payable will be made by the Company and/or the Board in good faith and in its sole and absolute discretion, subject to any express terms of the applicable bonus plan documentation. The Company may reduce or eliminate any bonus based on overall business conditions, individual performance, compliance issues, or failure to satisfy any all-or-nothing conditions set forth in Exhibit A (including any operating cadence requirements), or other factors the Company deems relevant.

(d)	Eligibility; No Proration; Limited Exceptions. Except as otherwise provided in Section 9 (Severance), eligibility for any bonus for FY2026 requires that Employee (i) be actively employed by the Company on the bonus payment date, and (ii) not have given or received notice of termination prior to such payment date (except as otherwise provided in Section 9). Except as otherwise provided in Exhibit A, Section 9, applicable law, or a Board-approved written bonus plan or amendment, the FY2026 Bonus is not intended to be prorated, and any proration will apply only to the extent required or expressly provided in the foregoing sources and will be determined by the Company in good faith.

(e)	Payment Timing. Any earned bonus for FY2026 will be paid no later than the later of (i) the date that is two and one-half (2.5) months following the end of FY2026, and (ii) the date required under applicable law, but in all cases subject to Section 409A (Section 11). The Company may pay earlier in its discretion. For clarity, any WRR-based tranches (if any) are intended to be paid after the end of FY2026 in accordance with Exhibit A and this Section 4.2.

(f)	No Wages for Overtime. Employee is expected to be exempt from overtime under applicable law and will not receive overtime compensation.

5.	Business Expenses; Mileage Reimbursement

5.1	Business Expense Reimbursement. The Company will reimburse Employee for reasonable, documented business expenses incurred in performing duties, in accordance with Company policies as in effect from time to time.

5.2	Mileage/Commuting Reimbursement. Subject to submission of a monthly mileage report in a format acceptable to the Company, the Company will reimburse Employee for approved commuting/business mileage at a rate of $0.76 per mile traveled (or such other rate as required by law or Company policy, if different) (“Mileage Reimbursement”). Mileage Reimbursement is intended to be paid under an accountable plan; Employee must timely substantiate mileage and return any excess reimbursements in accordance with applicable tax rules and Company policy.

6.	Benefits

6.1	Medical Insurance. Employee will be eligible to participate in the Company’s group medical insurance plan(s) and other benefit plans generally made available to similarly situated executives, subject to the terms and conditions of such plans, as may be amended from time to time. Medical coverage will be extended per current policy parameters and comparable to the Company’s existing executive plan, subject to plan availability and eligibility rules.

6.2	Other Benefits. Employee will be eligible to participate in such other employee benefit plans (including dental, vision, life, disability, and retirement plans, if any) as the Company may make available to similarly situated executives, subject to the terms of the applicable plans and Company policies.

6.3	Vacations; Time Off. Employee will be eligible for paid time off and holidays consistent with Company policy for executive employees, as may be amended from time to time.

7.	Equity (RSU) Award in Parent

7.1	RSU Grant. Subject to approval by the Board (or an authorized committee thereof) and subject to the terms and conditions of the Parent’s equity incentive plan and the applicable award agreement, Parent will grant to Employee a restricted stock unit award (“RSU Award”) covering [NUMBER] RSUs in Parent common stock (the “Shares”). The RSU Award is subject to (a) the Parent’s equity incentive plan then in effect (the “Equity Plan”), (b) a separate RSU award agreement (the “Award Agreement”), and (c) all applicable securities laws, stock exchange rules, and Company/Parent policies (including any trading window and insider trading restrictions).

7.2	Vesting Schedule (2-Year Standard). Unless otherwise provided in the Equity Plan or Award Agreement, and subject to Employee’s continuous service through each vesting date.

●	24-Month Cliff Vesting. RSUs vest monthly over 24 months after the vesting commencement date specified in the Award Agreement (expected to be the Effective Date, unless otherwise specified) (the “Vesting Date”).

●	Termination Before Vesting. If Employee’s service terminates for any reason before the Vesting Date, none of the RSUs will vest and the RSUs will be automatically forfeited for no consideration as of the date Employee’s service terminates, in each case subject to and except as otherwise provided in the Equity Plan or Award Agreement.

Fractional Units. Any fractional RSUs will be handled (including rounding, accumulation, or cash settlement, if permitted) in accordance with the Equity Plan, the Award Agreement, and any applicable rules or determinations of the plan administrator.

7.3	Settlement; Withholding. Vested RSUs will be settled in Shares (or, if permitted under the Equity Plan and Award Agreement, cash or a combination) as provided in the Award Agreement and subject to required tax withholding. The Company/Parent may satisfy withholding obligations by share withholding, net settlement, payroll withholding, or other methods permitted by the Equity Plan and applicable law.

7.4	Compliance; Rule 16b-3; Section 409A. The RSU Award is intended to comply with applicable securities laws and, to the extent applicable, Rule 16b-3 under the Securities Exchange Act of 1934 and/or Section 162(m) of the Internal Revenue Code. The Parties intend that the RSU Award be structured either to be exempt from or compliant with Section 409A (Section 11). The Company/Parent may modify administrative terms of the RSU Award to preserve intended tax treatment and compliance, to the extent permitted by the Equity Plan and Award Agreement, without reducing the economic value intended to be provided to Employee.

7.5	Termination; Change in Control. Treatment of unvested RSUs upon termination of employment and/or a change in control will be governed exclusively by the Equity Plan and Award Agreement, unless expressly provided otherwise in a written agreement signed by the Parent.

8.	Termination of Employment

8.1	Termination Events. Employee’s employment may be terminated:

a)	by the Company for Cause (Section 8.4);

b)	by the Company without Cause (Section 8.5);

c)	by Employee with Good Reason (Section 8.6);

d)	by Employee without Good Reason (resignation) (Section 8.7);

e)	by reason of death (Section 8.8);

f)	by reason of Disability (Section 8.9).

8.2	Notice of Termination. Any termination (other than death) must be communicated by written notice (a “Notice of Termination”) stating the effective date of termination and, if applicable, the basis for termination. Termination will be effective on the date specified in the Notice of Termination (or such later date required by law or this Agreement).

8.3	Final Pay; Accrued Obligations. Following termination, the Company will pay Employee (a) any unpaid Base Salary earned through the termination date, (b) reimbursable expenses properly incurred and submitted in accordance with Company policy, and (c) any other amounts or benefits required by applicable law or vested under the terms of a benefit plan (collectively, “Accrued Obligations”). Accrued Obligations will be paid at the times required by applicable law and Company payroll practice.

8.4	Cause. “Cause” means any of the following (as determined by the Company in good faith):

a)	material misconduct or willful failure to substantially perform duties (other than due to Disability) after written notice and a reasonable opportunity to cure as provided below;

b)	fraud, embezzlement, theft, or dishonesty involving the Company or any Affiliate;

c)	material violation of law, regulation, or any written Company/Parent policy (including insider trading policy), that results or could reasonably be expected to result in material harm to the Company, Parent, or any Affiliate;

d)	material breach of this Agreement or any restrictive covenant or confidentiality obligation owed to the Company/Parent;

e)	conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude;

f)	material act of gross negligence or willful misconduct in connection with performance of duties;

g)	material failure to cooperate in an internal investigation or regulatory inquiry, or material obstruction of such investigation or inquiry.

h)	Cure. For clauses (a), (c) (to the extent curable), and (d), Cause will not exist unless (i) the Company provides written notice describing the conduct constituting Cause, and (ii) Employee fails to cure such conduct (if curable) within ten (10) business days after receipt of the notice; provided that no cure period is required for conduct that is not reasonably curable or involves dishonesty, fraud, or criminal acts.

8.5	Termination Without Cause. The Company may terminate Employee’s employment without Cause at any time by providing written notice. Severance, if any, will be determined under Section 9.

8.6	Good Reason. “Good Reason” means, without Employee’s written consent, the occurrence of any of the following events:

(a)	a material reduction in Base Salary (other than an across-the-board reduction affecting similarly situated executives generally);

(b)	a material diminution of Employee’s title, authority, duties, or reporting relationship (including a requirement that Employee report to a person other than the Reporting Manager or another executive of comparable seniority);

(c)	a material breach by the Company of this Agreement;

(d)	a required relocation of Employee’s primary work location by more than 50 miles from the location in effect as of the Effective Date, except for reasonable travel consistent with Employee’s role.

(e)	Good Reason Procedure. Employee must (i) give the Company written notice of the Good Reason condition within thirty (30) days after Employee first becomes aware of the condition, (ii) allow the Company thirty (30) days to cure, and (iii) if not cured, resign within thirty (30) days after the cure period ends. Failure to comply with this procedure will waive Good Reason for that event.

8.7	Resignation Without Good Reason. Employee may resign without Good Reason upon providing the Company at least thirty (30) days’ written notice (unless a longer notice period is required by Company policy for executives or agreed in writing). The Company may accelerate the resignation effective date and pay Base Salary in lieu of any unworked portion of the notice period, consistent with applicable law.

8.8	Death. Employee’s employment will terminate automatically upon Employee’s death. The Company will pay Accrued Obligations to Employee’s estate or designated beneficiary, as applicable, and any other amounts required by law or applicable benefit plans.
8.9	Disability. “Disability” means Employee’s inability to perform the essential functions of Employee’s position with or without reasonable accommodation for a continuous period of 90 days, or for an aggregate of 120 days in any rolling twelve (12) month period, due to a physical or mental impairment, as determined in good faith by the Company consistent with applicable law. The Company may terminate Employee’s employment due to Disability upon written notice. The Company will pay Accrued Obligations and provide any benefits required under applicable disability plans and law.

9.	Severance Benefits

9.1	Eligibility for Severance. Subject to Sections 9.2 through 9.7, if the Company terminates Employee without Cause, or Employee resigns for Good Reason, in each case during the Term, then Employee will be eligible to receive the severance benefits described in Section 9.3 (the “Severance Benefits”), provided that:

(a)	Employee timely executes and does not revoke a general release of claims in favor of the Company, Parent, and their respective Affiliates, and their respective officers, directors, employees, and agents, in a form provided by the Company (the “Release”), within the time period specified by the Company (which will not exceed forty-five (45) days from the termination date unless required by law), and the Release becomes effective and irrevocable; and

(b)	Employee remains in compliance with Sections 10 (Confidentiality), 12 (Restrictive Covenants), and any other continuing obligations.

9.2	No Severance in Certain Circumstances. Employee will not be eligible for Severance Benefits if termination results from:

(c)	termination for Cause;

(d)	Employee’s resignation without Good Reason;

(e)	death or Disability (except as required by applicable law or benefit plans);

(f)	expiration of the Term due solely to the end of FY2026, unless the Company terminates Employee without Cause or Employee resigns for Good Reason prior to such expiration.

(g)

9.3	Severance Benefits. If Employee is eligible under Section 9.1, then:

(a)	Salary Continuation. The Company will pay Employee an amount equal to six (6) months of Base Salary, paid as salary continuation in substantially equal installments in accordance with the Company’s normal payroll schedule, beginning on the first regular payroll date following the effective date of the Release (the “Severance Period”).

(b)	Benefits/COBRA Subsidy. If Employee timely elects COBRA continuation coverage and remains eligible, the Company will (at its option) either (i) continue to pay the employer portion of premiums for Employee’s group health coverage (and, if permitted, eligible dependents) for up to six (6) months following the termination date, or (ii) reimburse Employee for COBRA premiums for equivalent coverage for up to six (6) months following the termination date, in each case subject to applicable law, nondiscrimination requirements, and the Company’s ability to administer such payments. If the Company determines that providing this benefit would violate law or cause adverse tax consequences, the Company may instead provide a taxable cash payment intended to approximate the Company’s cost of such coverage during the applicable period.

(c)	Bonus. Except as expressly provided in a written bonus plan or Section 9.4, Employee will not be entitled to any bonus for FY2026 following termination, and any bonus will remain subject to the terms of Section 4.2 and any applicable plan documentation. For clarity, the FY2026 Bonus mechanics (including the three (3) ten percent (10%) WRR-based unlock tranches, sustainment requirement, operating cadence condition, and the maximum 30% cap (unless increased by the Board in a signed writing)) are set forth in Exhibit A and controlled by Exhibit A to the extent inconsistent with any prior draft milestone or scorecard descriptions.

9.4	Prorated Bonus (Optional Placeholder). If the Company elects in writing (including in Exhibit A or a board-approved bonus plan) to provide a prorated bonus upon an eligible termination, such bonus will be determined and paid only as set forth in such written documentation. Otherwise, no prorated bonus will be payable.

9.5	Equity Treatment. Vesting and settlement of any RSUs (or other equity awards) will be governed exclusively by the Equity Plan and Award Agreement, and nothing in this Agreement will be construed as modifying those terms.

9.6	No Mitigation; Offset. Employee will not be required to mitigate Severance Benefits by seeking other employment. The Company may offset Severance Benefits only to the extent required by law or expressly permitted by the Release.

9.7	280G. If any payment or benefit to be paid or provided to Employee in connection with a Change in Control (as defined in the applicable plan or agreement) or otherwise (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Payments will be either (a) provided in full, or (b) reduced to the minimum extent necessary so that no portion of the Payments is subject to the Excise Tax, whichever of (a) or (b) results in Employee receiving the greater net after-tax amount (taking into account applicable federal, state, and local income taxes and the Excise Tax).Any determination required under this Section 9.7 will be made by the Company in good faith (or, at the Company’s election, by an independent nationally recognized accounting firm or compensation consultant), and such determination will be conclusive absent manifest error. Any reduction will be applied in a manner intended to comply with Section 409A, if applicable

10.	Confidentiality; Company Property

10.1	Confidential Information. “Confidential Information” means all non-public information relating to the Company, Parent, or any Affiliate or their respective businesses, operations, customers, suppliers, finances, technology, software, inventions, trade secrets, product plans, pricing, marketing, personnel, and strategies, whether in written, oral, electronic, or other form, that Employee receives or develops during employment.

10.2	Obligations. Employee will not, during or after employment, use or disclose Confidential Information except as necessary to perform duties for the Company or as authorized in writing by the Company.

10.3	Exclusions. Confidential Information does not include information that Employee can demonstrate by written records:

(a)	is or becomes publicly available through no breach by Employee;

(b)	was lawfully known to Employee before disclosure by the Company;

(c)	is received from a third party without breach of any obligation; or

(d)	is independently developed by Employee without use of Confidential Information.

10.4	Compelled Disclosure. If Employee is required by law, regulation, or court order to disclose Confidential Information, Employee will (to the extent legally permitted) provide prompt written notice to the Company to allow the Company to seek protective treatment, and Employee will cooperate reasonably and disclose only what is required.

10.5	Return of Property. Upon termination (or earlier upon request), Employee will promptly return all Company/Parent property and materials, including devices, documents, files, and all copies or extracts, and will permanently delete Company/Parent information from personal devices and accounts to the extent permitted by law and consistent with Company policy. Upon request, Employee will certify compliance in writing.

10.6	Protected Rights. Nothing in this Agreement prohibits Employee from:

(a)	reporting possible violations of law to any governmental agency or entity, including the SEC, DOJ, or other regulator, or making disclosures protected under whistleblower laws, without notice to the Company; or

(b)	discussing wages, hours, or terms and conditions of employment as protected by applicable labor law. Employee does not need prior authorization from the Company to make such reports and is not required to notify the Company that such reports have been made.

11.	Section 409A

11.1	General. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”). Notwithstanding anything to the contrary, the Company may amend this Agreement to the minimum extent necessary to comply with Section 409A without reducing the economic value intended to be provided to Employee.

11.2	Separation from Service. Any severance payments that are subject to Section 409A will be payable only upon a “separation from service” within the meaning of Section 409A.

11.3	Specified Employee Delay. If Employee is a “specified employee” under Section 409A at the time of separation from service, any payments subject to Section 409A that would otherwise be payable within six (6) months following separation will be delayed until the first payroll date after the date that is six (6) months following separation (or earlier upon death), and then paid in a lump sum, with the balance paid as originally scheduled.

12.	Restrictive Covenants; Non-Disparagement; Cooperation

12.1	Acknowledgment. Employee acknowledges that Employee’s position will involve access to Confidential Information and relationships with employees, customers, and business partners, and that the restrictions in this Section 12 are reasonable and necessary to protect legitimate business interests.

12.2	Non-Solicitation of Employees (12 Months). During employment and for twelve (12) months following termination for any reason, Employee will not, directly or indirectly, solicit, recruit, or induce (or attempt to solicit, recruit, or induce) any employee or independent contractor of the Company, Parent, or any Affiliate to leave their engagement, or assist others in doing so; provided that general advertisements not targeted to such persons will not violate this restriction.

12.3	Non-Solicitation of Customers and Business Partners (12 Months). During employment and for twelve (12) months following termination for any reason, Employee will not, directly or indirectly, solicit or attempt to solicit business from any customer, prospective customer, supplier, or business partner of the Company, Parent, or any Affiliate with whom Employee had material contact or about whom Employee obtained Confidential Information during the twelve (12) months prior to termination, for the purpose of providing products or services that are competitive with those offered or under development by the Company/Parent during Employee’s employment.

12.4	Non-Competition (If Permitted).

(a)	Restriction. To the extent enforceable under applicable law, during employment and for twelve (12) months following termination for any reason, Employee will not, within 100 miles of Myakka City Florida, directly or indirectly own, manage, operate, control, be employed by, consult for, or participate in the operation of any business that is competitive with the business of the Company, Parent, or any Affiliate as conducted or actively planned during the last twelve (12) months of Employee’s employment.

(b)	Carve-outs. This restriction does not prohibit (i) ownership of up to two percent (2%) of the outstanding securities of a publicly traded company, or (ii) passive investments that do not involve providing services to a competitive business.

(c)	Compliance with Law; Reformation. The Parties intend this Section 12.4 to be enforced to the maximum extent permitted. If a court finds any portion unenforceable, the court is requested to modify (“blue pencil”) the restriction to the minimum extent necessary to render it enforceable.

12.5	Non-Disparagement. During employment and for twelve (12) months following termination, Employee will not make or publish any false statement that materially disparages the Company, Parent, or any of their respective Affiliates, or their respective products, services, officers, or directors. Nothing in this Section prohibits truthful statements required by law, protected whistleblower activity, or testimony under subpoena.

12.6	Cooperation. During employment and for twelve (12) months after termination, Employee will reasonably cooperate with the Company and Parent in connection with any audit, investigation, litigation, arbitration, regulatory matter, or transition of duties relating to matters within Employee’s knowledge. The Company will reimburse reasonable out-of-pocket expenses incurred in providing such cooperation (subject to documentation and Company policy) and will compensate Employee at a reasonable hourly rate for cooperation requested after termination, unless otherwise prohibited by law or if Employee is receiving salary continuation during the same period.

12.7	Remedies. Employee agrees that a breach of this Section 12 or Section 10 would cause irreparable harm. The Company and/or Parent will be entitled to injunctive relief (without posting bond to the extent permitted by law), in addition to any other remedies available at law or equity, including clawback/forfeiture to the extent permitted by applicable plans and law.

13.	Intellectual Property; Inventions

13.1	Work Product. All inventions, discoveries, developments, improvements, works of authorship, designs, processes, software, documentation, databases, mask works, know-how, and other work product (whether or not patentable or copyrightable) that Employee conceives, develops, reduces to practice, authors, or creates, alone or with others, during employment and that relate to the business of the Company, Parent, or any Affiliate, or result from use of their equipment, supplies, facilities, Confidential Information, or time (collectively, “Work Product”), will be the sole property of the Company and/or Parent (as determined by the Company).

13.2	Assignment. Employee hereby assigns (and agrees to assign) to the Company (or its designee, including Parent) all right, title, and interest in and to the Work Product, including all intellectual property rights.

13.3	Further Assurances. Employee will execute documents and take actions reasonably necessary to secure, maintain, enforce, or defend intellectual property rights in the Work Product, during and after employment. If the Company is unable to secure Employee’s signature after reasonable efforts, Employee irrevocably appoints the Company and its authorized officers as Employee’s agent and attorney-in-fact to execute such documents on Employee’s behalf.

13.4	Moral Rights Waiver. To the maximum extent permitted by law, Employee waives and agrees not to assert any moral rights (including rights of attribution or integrity) in any Work Product.

13.5	Excluded Inventions. If applicable law requires, inventions developed entirely on Employee’s own time without using Company/Parent resources and that do not relate to the business of the Company/Parent may be excluded. Employee will disclose to the Company any such inventions promptly and in writing to determine whether exclusion applies.

14.	Compliance; Policies; Trading Restrictions

14.1	Compliance with Laws. Employee will comply with all applicable laws and regulations, including anti-corruption, anti-money laundering, sanctions, and export controls, and will complete any compliance training required by the Company or Parent.

14.2	Policies. Employee will comply with all Company/Parent policies as in effect and as amended, including policies regarding confidentiality, information security, acceptable use, travel and expense, harassment/discrimination, and insider trading.

14.3	Clawback. Any incentive compensation or equity awards may be subject to recoupment or clawback under applicable law and Company/Parent policies, including any policy adopted to comply with SEC rules and stock exchange listing standards.

15.	Indemnification; D&O Insurance

15.1	Indemnification. To the extent Employee is or becomes an officer of the Company and/or Parent (or an officer of a subsidiary) and is eligible under applicable organizational documents, policies, and applicable law, the Company/Parent will provide indemnification to Employee on terms no less favorable than those provided to similarly situated executives, subject to any indemnification agreement(s) that may be entered into between Employee and the Company/Parent.

15.2	D&O Insurance. To the extent the Company or Parent maintains directors’ and officers’ liability insurance, the Company/Parent will use commercially reasonable efforts to include Employee as an insured to the extent Employee is eligible and in a manner consistent with coverage provided to similarly situated executives.

16.	Dispute Resolution; Governing Law

16.1	Good Faith Discussions. Before initiating formal proceedings, the Parties will attempt in good faith to resolve disputes arising under this Agreement through informal discussions.

16.2	Arbitration (Optional). .Except where prohibited by applicable law, any dispute, claim, or controversy arising out of or relating to this Agreement, Employee’s recruitment, employment, compensation, benefits, equity awards, or termination of employment (including claims arising under federal, state, or local statutes, regulations, ordinances, or common law, and including claims for discrimination, harassment, retaliation, wage-and-hour, and whistleblower retaliation, to the maximum extent arbitrable) (each, a “Covered Dispute”) will be resolved exclusively by final and binding arbitration and not in a court of law.

1.	Administrator; Rules. The arbitration will be administered by the American Arbitration Association (“AAA”) under the AAA Employment Arbitration Rules and Mediation Procedures then in effect (the “Rules”), except as modified by this Agreement.

2.	Federal Arbitration Act; Interstate Commerce. The Parties agree that this Agreement evidences a transaction involving interstate commerce and that the Federal Arbitration Act, 9 U.S.C. §§ 1–16 (the “FAA”), will govern the interpretation, enforcement, and proceedings under this Section 16.2, notwithstanding any choice-of-law provision in this Agreement. To the extent not inconsistent with the FAA, Delaware law will apply to substantive issues as provided in Section 16.3.

3.	Venue; Hearing Location. The arbitration will be seated in and the hearing will take place in Wilmington, Delaware, unless the Parties agree otherwise in writing or the arbitrator determines that another location is required to ensure a fair hearing and due process.

4.	Confidentiality. The arbitration will be confidential. To the maximum extent permitted by law, the Parties, the arbitrator, and AAA will maintain the confidentiality of the existence of the arbitration, all filings, testimony, evidence, rulings, and the award, except as necessary to prepare for or conduct the arbitration, to enforce or challenge the award, to comply with law, regulation, or subpoena/court order, or to make disclosures to accountants, attorneys, insurers, auditors, or immediate family members who agree to maintain confidentiality.

5.	Delegation; Arbitrability. Except as expressly provided in the “Injunctive Relief” carve-out below, the arbitrator (and not any court) will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, formation, or scope of this Section 16.2, including any claim that all or any part of this Section 16.2 is void or voidable.

6.	Class/Collective Action Waiver. To the maximum extent permitted by applicable law, the arbitration will be conducted only on an individual basis. The Parties waive any right to bring, hear, or arbitrate any Covered Dispute as a class, collective, representative, or private attorney general action, and the arbitrator will have no authority to consolidate claims or award relief on a class, collective, representative, or private attorney general basis. If a court of competent jurisdiction determines that this waiver is unenforceable with respect to a particular claim or requested remedy and that determination becomes final, then that claim or requested remedy (and only that claim or requested remedy) will proceed in a court of competent jurisdiction, and the Parties agree that any such court proceeding will be stayed pending completion of the arbitration of all remaining claims.

7.	Discovery and Procedure. The arbitrator will provide for reasonable discovery sufficient to allow each Party a fair opportunity to present its claims and defenses, taking into account the amount in controversy, the complexity of the issues, and the need for a prompt and cost-effective resolution. The arbitrator may issue subpoenas and order depositions, interrogatories, requests for production, and protective orders consistent with the Rules and the FAA.

8.	Remedies; Authority. The arbitrator may award any relief that would be available in a court of competent jurisdiction under applicable law on an individual basis, including temporary, interim, or permanent injunctive relief (subject to the “Injunctive Relief” carve-out below), declaratory relief, and attorneys’ fees and costs where authorized by statute or contract. The arbitrator will issue a written, reasoned award.

9.	Jury Trial Waiver. The Parties knowingly and voluntarily waive any right to a trial by jury for Covered Disputes.

10.	Severability. If any provision of this Section 16.2 is held invalid or unenforceable, it will be severed and the remainder will be enforced to the maximum extent permitted by law; provided that if the Class/Collective Action Waiver is held unenforceable as to a particular claim or remedy, the parties will proceed as stated above.

11.	Judgment; Enforcement. Judgment on the arbitration award may be entered and enforced in any court of competent jurisdiction. The Parties consent to personal jurisdiction in such courts for purposes of enforcing an award, seeking provisional relief, or compelling arbitration.

12.	Injunctive Relief. Notwithstanding the foregoing, the Company and/or Parent may seek temporary, preliminary, or permanent injunctive relief (and related equitable relief) in a court of competent jurisdiction to protect Confidential Information and enforce Sections 10 (Confidentiality), 12 (Restrictive Covenants), and/or 13 (Intellectual Property; Inventions), and to compel return of Company/Parent property, including to preserve the status quo pending arbitration. Any such court action will not be deemed a waiver of arbitration for all other Covered Disputes, which will remain subject to this Section 16.2.

13.	Costs. The Company will bear the arbitrator’s fees and AAA administrative costs to the extent such fees and costs exceed the amount of the filing fee that Employee would be required to pay to file the Covered Dispute in a court of competent jurisdiction in the county of Employee’s primary work location at the time the claim is filed (or, if no such county exists, the closest equivalent filing fee). Each Party will bear its own attorneys’ fees and costs, except to the extent a fee-shifting statute applies or the arbitrator awards fees or costs as permitted by applicable law.

16.3	Governing Law. This Agreement and any dispute arising out of or relating to it will be governed by the laws of the State of Delaware, without regard to conflict-of-laws rules.

17.	Notices

17.1	How Given. Notices under this Agreement must be in writing and delivered by (a) personal delivery, (b) nationally recognized overnight courier, or (c) email (with confirmation of transmission) followed by overnight courier upon request.

17.2	Deemed Receipt. Notices will be deemed received (i) upon personal delivery, (ii) one (1) business day after deposit with an overnight courier, or (iii) upon email transmission if sent during normal business hours on a business day, otherwise on the next business day.

17.3	Addresses. Notices will be sent to the Parties at the addresses below (or as updated by notice):

If to Company:

RESOURCE GROUP US HOLDINGS LLC

Attn: David Villarreal
1111 Brickel Ave, Suite 109, Floor 11

Miami, Florida, 33131
Email: dvillarreal@sgdevco.com

With a copy (optional) to Parent:

RENX ENTERPRISES CORP.

Attn: Nicolai A. Brune
1111 Brickell Ave, Suite 109 Floor 11

Miami, Florida, 33131
Email: nbrune@sgdevco.com

Attn: Alexander Castellanos, Esq,
Email: acastellanos@sgdevco.com

If to Employee:
Tristan Burnham
4310 Arrow Ave

Sarasota, FL 34232
Email: tristan.burnham@resourcegroupus.com

18.	Miscellaneous

18.1	Entire Agreement. This Agreement (including Exhibit A and any Equity Plan/Award Agreement and any confidentiality or invention assignment agreements signed by Employee) constitutes the entire agreement between the Parties regarding the subject matter and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, relating to such subject matter.

18.2	Amendment; Waiver. This Agreement may be amended only by a written instrument signed by Employee and an authorized officer of the Company. A waiver must be in writing and will apply only to the specific instance.

18.3	Assignment. The Company may assign this Agreement to an Affiliate or to any successor by merger, consolidation, sale of assets, or similar transaction. Employee may not assign this Agreement.

18.4	Severability. If any provision is held invalid or unenforceable, the remaining provisions will remain in full force and effect. The Parties intend that any invalid provision be reformed to the minimum extent necessary to be enforceable.

18.5	Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original. Signatures transmitted electronically (e.g., PDF, DocuSign) will be deemed original signatures.

18.6	Headings. Headings are for convenience only and do not affect interpretation.

18.7	Survival. Sections 9 (to the extent applicable), 10, 11, 12, 13, 15, 16, 17, and 18 survive termination and remain enforceable according to their terms.

18.8	No Conflicting Obligations. Employee represents and warrants that Employee is not subject to any agreement or obligation that would prevent Employee from performing duties or complying with this Agreement. Employee will not bring to the Company any confidential information or trade secrets of any third party, including any former employer.

18.9	Authorization. The Company represents that the person signing on its behalf is authorized to bind the Company to this Agreement.

18.10	Interpretation. “Including” means “including without limitation.” “Or” is not exclusive.

18.11	Opportunity to Consult Counsel. Employee acknowledges having the opportunity to consult independent legal counsel regarding this Agreement.

18.12	Tax Matters. Employee is responsible for Employee’s own tax obligations. The Company does not provide tax advice.

18.13	Publicity. The Company/Parent may announce Employee’s appointment and use Employee’s name and likeness for customary business purposes. Any broader publicity will be subject to reasonable mutual coordination.

18.14	Data Privacy. Employee consents to the Company/Parent collecting, using, storing, and transferring Employee’s personal data for legitimate business purposes, including administering payroll, benefits, equity awards, compliance, and security, subject to applicable law and Company/Parent policies.

18.15	Codes; Equity Documents Control. In the event of a conflict between this Agreement and the Equity Plan or Award Agreement regarding equity awards, the Equity Plan and Award Agreement will control. In the event of a conflict between this Agreement and Exhibit A regarding the FY2026 Bonus, Exhibit A will control.

18.16	Affiliate. “Affiliate” means, with respect to an entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with that entity, including Parent and its subsidiaries.

Signature Page Below

RESOURCE GROUP US HOLDINGS LLC

By:
Name:	David Villarreal
Title:	Chief Executive Officer
Date:

EMPLOYEE

By:
Name:	Tristan Burnham
Title:	V.P of Operations
Date:

Exhibit A — Milestones and Bonus Criteria (FY2026)

This Exhibit A (this “Exhibit”) is incorporated into and forms part of the Employment Agreement (the “Agreement”) by and between Resource Group US Holdings LLC (the “Company”) and Tristan Burnham (the “Employee”), effective as of [EFFECTIVE DATE]. Capitalized terms not defined in this Exhibit have the meanings set forth in the Agreement.

1.	Purpose; Relationship to Agreement

1.1	Purpose. This Exhibit sets forth the performance criteria and operational conditions for Employee’s FY2026 annual incentive bonus opportunity under Section 4.2 of the Agreement (the “FY2026 Bonus”).

1.2	Controlling Terms. This Exhibit is intended to be the controlling written documentation for the FY2026 Bonus metrics and conditions. The Company and/or the Board retains the discretion described in Section 6, and all payments remain subject to the eligibility, Release/severance, and Section 409A provisions of the Agreement.

2.	FY2026 Bonus Structure; Cap

2.1	Primary WRR-Based Bonus (Up to 30%). Subject to (i) satisfaction of the Operating Cadence Condition in Section 5 and (ii) the other terms of this Exhibit and the Agreement, Employee will be eligible to earn a bonus for FY2026 comprised of up to three (3) all-or-nothing tranches, each equal to ten percent (10%) of Base Salary (each, a “WRR Tranche”), for a maximum earned bonus opportunity of thirty percent (30%) of Base Salary (the “WRR Cap”).

2.2	No Partial Credit. Each WRR Tranche is earned only if the applicable threshold is achieved and sustained as provided in Section 4. If the applicable threshold is not achieved and sustained, that tranche is not earned (0%).

2.3	Additional Discretionary Bonus; No Increase Above WRR Cap Unless Expressly Approved. Any additional bonus amounts (including any scorecard-based or qualitative items) are purely discretionary, are not earned, and will not be paid unless expressly approved by the Board (or authorized committee) in a signed writing that specifies the amount (or formula), the conditions, and the payment timing. No discretionary bonus will increase the total FY2026 Bonus above the WRR Cap unless the Board expressly approves an increased cap in a signed writing.

3.	Definitions

3.1	Weekly Recurring Revenue (WRR). “Weekly Recurring Revenue” or “WRR” means recurring revenue generated by the Company’s MYAKKA CITY, FLORIDA SITE / BUSINESS UNIT (the “Site”) during a calendar week, calculated based on the Company’s finance-approved books and records and reported from the Company’s systems of record (e.g., ERP/accounting/CRM/billing), consistent with the Company’s standard revenue recognition and classification practices applied in good faith and consistently.

3.2	Operational Oversight Lead. “Operational Oversight Lead” means the Company’s Chief Executive Officer (or such other executive or operational leader as the Company designates in writing from time to time).

3.3	Sustainment Period. “Sustainment Period” means at least thirty (30) consecutive days, evidenced by four (4) consecutive calendar weeks meeting or exceeding the applicable WRR threshold.

4.	WRR Tranches; Thresholds; Sustainment Requirement

4.1	Tranche Thresholds (Weekly). The WRR Tranches and applicable WRR thresholds are

●	Tranche 1 (10% of Base Salary): WRR ≥ $115,000

●	Tranche 2 (10% of Base Salary): WRR ≥ $130,000

●	Tranche 3 (10% of Base Salary): WRR ≥ $145,000

4.2	Sustainment Requirement (All-or-Nothing). A WRR Tranche is earned only if the Site achieves aXXXaintainsnns the applicable WRR threshold for the full Sustainment Period. For clarity:

●	The Sustainment Period is satisfied only if each of four (4) consecutive calendar weeks meets or exceeds the applicable WRR threshold (or such longer period as is necessary to equal at least thirty (30) consecutive days).

●	If any week during the Sustainment Period falls below the applicable WRR threshold (subject to permitted adjustments under Section 4.4), the Sustainment Period is not satisfied for that tranche unless and until a new Sustainment Period is completed.

4.3	When a Tranche Becomes “Earned.” A WRR Tranche is considered earned (subject to Sections 5–7) as of the date the Sustainment Period is completed for that tranche, as determined by the Company in good faith based on the Measurement Sources in Section 6.1.

4.4	Extraordinary Items; Good-Faith Adjustments. In determining whether a WRR threshold and Sustainment Period are satisfied, the Company and/or the Board may, in good faith, make adjustments to WRR calculations for extraordinary, non-recurring, or anomalous items or events outside ordinary operations (e.g., natural disasters, significant power outages, uninsured casualty losses, one-time legal/regulatory shutdowns, or other similar events), to the extent the Company determines such adjustments are appropriate to reflect underlying operating performance and are applied in a substantially consistent manner for similarly situated executives and comparable incentive determinations.

5.	Operating Cadence Condition (All-or-Nothing Eligibility Gate)

5.1	Condition to Any Payout. Completion of the Operating Cadence requirements in this Section 5 is an all-or-nothing condition to earning and receiving any FY2026 Bonus amount (including any WRR Tranche and any discretionary bonus). If the Company determines, in good faith, that Employee did not consistently comply with the Operating Cadence requirements, then the FY2026 Bonus payout will be 0, regardless of WRR achievement or any other performance.

5.2	Weekly KPI Report (Late Monday). Employee must submit a written weekly KPI report late Monday of each week (or the next business day following a Company holiday), to the Operational Oversight Lead (with such other recipients as the Company designates). The report must be in a format reasonably acceptable to the Company and must include, at a minimum, WRR status, production/throughput, efficiency, safety, staffing, and other Board-approved KPIs for the Site.

5.3	Standing Video Review Call (e.g., Tuesday Noon). Employee must attend and meaningfully participate in a standing weekly video review call (or such other recurring time established by the Company) with the Operational Oversight Lead to review the weekly KPI report and align on course-corrections and execution priorities relating to production, efficiency, safety, and other Board-approved KPIs.

5.4	Monthly Review (Operational Lead + Executive Staff). Employee must attend and meaningfully participate in a monthly operational review meeting with the Operational Oversight Lead and executive staff (an all-hands-style review) to evaluate trends, progress against targets, and operational changes required for performance and profitability.

5.5	Permitted Exceptions. The Company may excuse or reschedule specific cadence items due to (i) Company-directed travel or scheduling conflicts, (ii) documented medical leave or protected leave, or (iii) other circumstances the Company deems reasonable, provided that Employee uses commercially reasonable efforts to reschedule promptly and maintain continuity. Excused items will not count against Employee if documented/approved in writing (email sufficient) by the Operational Oversight Lead or the Company.

6.	Measurement Sources; Administration; Certification; Final Determination

6.1	Measurement Sources. Performance under this Exhibit will be measured using Company records and systems as determined by the Company in good faith, which may include internal management financial statements, ERP/accounting/billing reports, CRM reports, invoicing and collections reports, production logs, dispatch/delivery records, and other reports the Company deems relevant.

6.2	Certification and Cooperation. Finance (or the CFO or designee) will prepare and/or review applicable calculations and determinations. Employee will reasonably cooperate by providing timely operational data and explanations as reasonably requested.

6.3	Final Determination; Discretion. All determinations regarding (i) the definition and calculation of WRR, (ii) whether thresholds and Sustainment Periods are satisfied, (iii) whether the Operating Cadence Condition is satisfied, (iv) any adjustments for extraordinary items, and (v) the amount and timing of any FY2026 Bonus payment, will be made by the Company and/or the Board in good faith and in its sole discretion, consistent with Section 4.2(c) of the Agreement, and will be final and binding absent manifest error.

7.	Eligibility; Payment Timing; Section 409A; Clawback

7.1	Eligibility. Except as otherwise provided in Section 9 (Severance) of the Agreement or a Board-approved written bonus plan, eligibility for any FY2026 Bonus payment requires that Employee (i) be actively employed by the Company on the payment date and (ii) not have given or received notice of termination prior to the payment date, in each case consistent with Section 4.2(d) of the Agreement.

7.2	Payment Timing (Year-End). Any earned WRR Tranche(s) (if any) will be paid after the end of FY2026 and no later than the later of (i) two and one-half (2.5) months following the end of FY2026 or (ii) the date required by applicable law, in all cases subject to Section 11 (Section 409A) of the Agreement. The Company may pay earlier in its discretion if administratively practicable and compliant with Section 409A.

7.3	Section 409A. This Exhibit is intended to be interpreted and administered in a manner consistent with Section 11 of the Agreement and Section 409A, to the extent applicable.

7.4	Clawback/Recoupment. The FY2026 Bonus is subject to any applicable Company/Parent clawback or recoupment policy and applicable law (as may be amended from time to time).

Acknowledged and Agreed

~Signature Page Below~

RESOURCE GROUP US HOLDINGS LLC

By:	/s/ David Villarreal
Name:	David Villarreal
Title:	Chief Executive Officer
Date:

EMPLOYEE

By:	/s/ Tristan Burnham
Name:	Tristan Burnham
Title:	Vice President of Operations
Date: